Exhibit 99.1

DATE: Monday, Dec. 13, 2021

MEDIA:	INVESTOR CONTACTS:
media@williams.com (800) 945-8723	Danilo Juvane (918) 573-4614

Williams Announces Chief Financial Officer and Chief Accounting Officer

Appointments

TULSA, Okla. – Williams (NYSE:WMB) announced today that John D. Porter has been appointed Senior Vice President and Chief Financial Officer (CFO), overseeing all financial aspects of the company, effective Jan. 1, 2022. Porter will replace John Chandler, who announced his planned retirement from Williams earlier this year. Chandler will serve as a strategic advisor until his retirement date in March 2022. Porter currently serves as Williams Vice President, Chief Accounting Officer, Controller and Financial Planning and Analysis.

Also announced and effective Jan. 1, 2022, Mary Hausman will assume the Vice President, Chief Accounting Officer (CAO) and Controller role held by Porter. Hausman will be responsible for all accounting, reporting and commodity risk control functions. Hausman currently serves as Staff Vice President, Internal Audit.

“John’s deep understanding of our business and his relationships with the financial community make him the ideal candidate for our next CFO, and Mary’s strong background in financial reporting, planning and analysis position her as a natural successor for the CAO position,” said Williams President and CEO Alan Armstrong. “Both John and Mary bring a depth of experience and knowledge in all aspects of corporate finance and financial planning that will allow us to continue to move the company forward and deliver value to our stakeholders.”

About John D. Porter

Porter began his career in public accounting and first joined Williams in 1998 as Supervisor of Revenue Accounting. In 2001 he relocated to Denver, serving in various finance and accounting roles for Forest Oil Corporation, an exploration and production company. Porter returned to Williams in 2005, serving in roles of increasing responsibility across the finance and accounting organization, including Director of Investor Relations, Assistant Controller of Williams Partners, L.P., Director of Accounting—Master Limited Partnerships, and Manager of Financial Reporting. Prior to his current role, Porter served as Vice President, Enterprise Financial Planning and Analysis and Investor Relations, overseeing Williams’ forecasting and budgeting process while also developing and managing relationships with research analysts, institutional and individual investors and retail brokers.

Porter is a Certified Public Accountant and earned his Bachelor of Science degree in accounting from Oklahoma State University. He is active in the Tulsa community, serving on the Gilcrease Museum National Advisory Board and the OSU School of Accounting Advisory Board and volunteering his time with the Tulsa Bike Club.

About Mary Hausman

Over the course of her 28-year career, Hausman has held roles of increasing responsibility in auditing, internal controls, financial planning and analysis and reporting. She joined Williams in 2019 as Director of Special Projects and was promoted to her current role of Staff Vice President, Internal Audit, later that same year. Prior to joining Williams, Hausman spent 17 years at Berkshire Hathaway Energy, serving in various roles of increasing responsibility, including Vice President and Chief Accounting Officer for subsidiary NV Energy from 2013-2019. From 2007 to 2013, she was Controller at subsidiary Kern River Gas Transmission Company, responsible for financial planning and analysis, financial reporting and filings with the Federal Energy Regulatory Commission. Prior to that, she spent six years in public accounting at Deloitte.

Hausman is a Certified Public Accountant and a Certified Internal Auditor. She received her Bachelor of Science in accounting from Kansas State University.

About Williams

Williams (NYSE: WMB) is committed to being the leader in providing infrastructure that safely delivers natural gas products to reliably fuel the clean energy economy. Headquartered in Tulsa, Oklahoma, Williams is an industry-leading, investment grade C-Corp with operations across the natural gas value chain including gathering, processing, interstate transportation and storage of natural gas and natural gas liquids. With major positions in top U.S. supply basins, Williams connects the best supplies with the growing demand for clean energy. Williams owns and operates more than 30,000 miles of pipelines system wide – including Transco, the nation’s largest volume and fastest growing pipeline – and handles approximately 30 percent of the natural gas in the United States that is used every day for clean-power generation, heating and industrial use. www.williams.com

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